Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Legacy Housing Corporation

Bedford, TX

We hereby consent to the incorporation by reference in Registration Statement Number 333-237530 on Form S-8 of Legacy Housing Corporation, of our reports dated March 12, 2025 relating to the balance sheet of Legacy Housing Corporation as of December 31, 2024 and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting which appears in this Annual Report on Form 10-K.

/s/ Frazier & Deeter, LLC

Tampa, Florida

March 12, 2025